Exhibit 99.1

For release: April 2, 2008	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier appoints James Cruckshank as Chief Accounting Officer
Lake Oswego, OR, April 2, 2008 – The Greenbrier Companies [NYSE:GBX] today announced the appointment of James Cruckshank as Senior Vice President & Chief Accounting Officer.
Mr. Cruckshank has nearly 30 years of accounting and finance experience in a variety of industries, both with publicly held and privately held companies. Most recently, he was Chief Financial Officer and Vice President of Administration for publicly held MathStar. Earlier in his career, Mr. Cruckshank held various financial executive positions for the Schnitzer Group. Mr. Cruckshank began his career at PriceWaterhouse, obtaining his Certified Public Accountant certification in Illinois and Oregon.
William A. Furman, president & chief executive officer, said, “We are delighted to welcome Jim to Greenbrier. His extensive experience will serve our finance and accounting team well. With his appointment, our succession planning for this department is now complete.”
          Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.